Exhibit 2.4

Execution Version

CERTIFICATE OF DESIGNATION OF
SERIES A-2 CONVERTIBLE PREFERRED STOCK
OF
NEWSMAX, INC.

Pursuant to Section 607.0602 of the
Florida Business Corporation Act

NEWSMAX, INC., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), certifies that pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of Pursuant to Section 607.0602 of the Florida Business Corporation Act, the Board of Directors adopted and approved on April 15, 2024 the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A-2 Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for three classes of shares known as Class A common stock, $0.001 par value per share (the “Class A Common Stock”), Class B common stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and preferred stock, including the series of shares designated Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Stock”) and the series of shares designated Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Stock”); and

WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series A-2 Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A-2 Convertible Preferred Stock as follows:

Section 1. Designation. The designation of the series of preferred stock of the Corporation is “Series A-2 Convertible Preferred Stock;” par value $0.001 per share (the “Series A-2 Stock”).

Section 2. Number of Shares. The authorized number of shares of Series A-2 Stock is 2,647.

Section 3. Defined Terms and Rules of Construction.

(a) Definitions. As used herein with respect to the Series A-2 Stock:

“Additional Shares of Common Stock” shall mean shares of Common Stock issued (or deemed to be issued pursuant to Section 6(e) below) by the Corporation after the Original Issue Date, other than (x) the following shares of Common Stock and (y) shares of Common Stock deemed issued pursuant to the following Options convertible into Common Stock and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):

(1) shares of Common Stock, Options convertible into Common Stock or Convertible Securities issued as a dividend or distribution in respect of the Series A -2 Stock;

(2) shares of Common Stock, Options convertible into Common Stock or Convertible Securities issued by reason of a dividend, stock split, split-up, subdivision or other distribution on shares of Common Stock or Preferred Stock;

(3) shares of Common Stock or Options convertible into Common Stock issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors representing, in the aggregate, up to 10% of the issued and outstanding capital stock of the Corporation, unless a higher threshold is approved by the Board of Directors;

(4) shares of Common Stock or Convertible Securities issued upon the exercise of Options or shares of Common Stock issued upon the conversion or exchange of Convertible Securities outstanding as of the Original Issue Date);

(5) shares of Common Stock, Options convertible into Common Stock or Convertible Securities issued in connection with a debt financing transaction or to equipment lessors or other financial institutions, or to real property lessors pursuant to transactions approved by the Board of Directors;

(6) shares of Common Stock, Options convertible into Common Stock or Convertible Securities issued to third party suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; or

(7) shares of Common Stock, Options convertible into Common Stock or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization approved by the Board of Directors and the holders of a majority of the then issued and outstanding Series A-2 stock.

“Board of Directors” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean any day other than a day on which commercial banks in the State of New York or Florida are required to be closed for business.

“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A-2 Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Class A Common Stock” shall have the meaning set forth in the recitals hereto.

“Class B Common Stock” shall have the meaning set forth in the recitals hereto.

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Conversion Price” shall have the meaning ascribed to it in Section 6(d).

“Convertible Securities” shall mean any evidences of indebtedness, shares (including Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Extraordinary Transaction” shall have the meaning ascribed to it in Section 6(h).

“IPO” shall mean the initial public offering of capital stock of the Corporation or any successor thereof

“Junior Stock” shall mean the Common Stock and any other class or series of capital stock that ranks junior to the Series A-2 Stock (a) as to the payment of dividends, if any, or (b) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“Liquidity Event” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall initially mean $18,890.95 per share of Series A-2 Stock. “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities.

“Original Issue Date” shall mean the date on which the first share of Series A-2 Stock was issued.

“Per-Share-Price” shall mean $18,890.95.

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof

“Preferred Stock” shall mean the Series A Stock, the Series A-1 Stock and the Series A-2 Stock.

“Sale of the Corporation” shall mean the sale of the Corporation and its subsidiaries, (whether structured as a sale of assets, merger, consolidation, lease, exclusive license, transfer or other disposition) including in one or more series of related transactions, to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) capital stock of the Corporation constituting a majority of the Corporation’s outstanding shares of voting securities (whether by merger, consolidation or sale or transfer) or (ii) all or substantially all of the assets of the Corporation and its subsidiaries determined on a consolidated basis.

“Series A Stock” shall have the meaning set forth in the recitals hereto.

“Series A-1 Stock” shall have the meaning set forth in the recitals hereto.

“Series A-2 Stock” shall have the meaning ascribed to it in Section 1.

“Series A-2 Directors” shall have the meaning ascribed to it in Section 7(c).

“Series A Certificate of Designation” shall mean that certain Certificate of Designations of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or around the date hereof, as amended, restated or otherwise modified from time to time.

“Series A-1 Certificate of Designation” shall mean that certain Certificate of Designation of Series A-1 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or around the date hereof, as amended, restated or otherwise modified from time to time.

“Series A-2 Stock Purchase Agreement” shall mean that certain Series A-2 Preferred Stock Purchase Agreement, dated July 3, 2019, by and among the Corporation, Conyers Investments LLC, a Connecticut limited liability company, and the Christopher Ruddy Revocable Trust dated October 12, 2007, as amended, restated or otherwise modified from time to time.

(b) Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; and (x) headings are for convenience of reference only.

Section 4. Dividends.

(a) Dividend Rate on Series A-2 Stock. Other than as set forth in Section 4(b), holders of the Series A-2 Stock shall be entitled to receive dividends on the Series A-2 Stock at an annual dividend rate per share of five percent (5%) of the Per-Share-Price. Dividends will accrue quarterly and be payable in cash upon (1) a Liquidity Event (as defined herein) or (2) the conversion of the applicable share(s) of Series A-2 Stock pursuant to and in accordance with Section 6 (unless such dividends are converted pursuant to and in accordance with Section 6). For the avoidance of doubt, in the event that a Liquidity Event, conversion or sale occurs prior to the end of a quarter, no portion of dividends shall be paid with respect to such partial quarter.

(b) Participation with Dividends on Common Stock. Dividends on the Series A-2 Stock will have preference over dividends payable in respect of the Common Stock. No cash or other dividend or distribution may be declared or paid on the Common Stock (other than a dividend or distribution solely in shares of Common Stock for which an adjustment is made pursuant to Section 6(e) and cash in lieu of fractional shares) unless a dividend or other distribution is also declared and paid on each share of the Series A-2 Stock in an amount equal to the assets (whether cash or property) that a holder of a share of Series A-2 Stock would have received had such share been converted into the number of shares of Class A Common Stock to which the holder would then be entitled immediately prior to the record date, distribution date or other applicable payment date with respect to such dividend or distribution. Payment of a dividend to the holders of Series A-2 Stock under this Section4(b) shall reduce (dollar for dollar) any accrued but unpaid dividends payable under Section 4(a).

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidity Event. Upon any Sale of the Corporation, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidity Event”), the holders of the shares of Series A-2 Stock shall be entitled, before any distribution or payment is made upon any Junior Stock, to be paid an amount equal to the greater of (i) the Liquidation Preference plus any accrued but unpaid dividends payable pursuant to Section 4 or (ii) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as determined pursuant to Section 5(e)) to be distributed in respect of the Class A Common Stock such holder would have been entitled to receive had it converted such Series A-2 Stock immediately prior to the date fixed for the Liquidity Even; provided that in the event of a Sale of the Corporation, the holders of Series A-2 Stock shall have the right to elect (within five (5) Business Days following delivery by the Corporation of a notice of a Sale of the Corporation) not to receive the cash payment referenced herein and instead continue to hold their Series A-2 Stock following the consummation of the Sale of the Corporation transaction provided further that the forgoing proviso shall not be used by any holder of Series A- 2 Stock to force a “rollover” of such holders’ shares, except if such “rollover” is permitted by the purchaser of the Corporation in such Sale of the Corporation transaction. If, upon the Liquidity Event, the assets of the Corporation to be distributed among the holders of Series A Stock, Series A-1 Stock and Series A-2 Stock shall be insufficient to permit payment in full to such holders the full preferential amount to which they are entitled, then the entire assets of the Corporation shall be distributed in proportion to the preferential amount each such holder is otherwise entitled to receive under this Section 5(a). Section 5(a) of the Series A Certificate of Designation and Section 5(a) of the Series A-1 Certificate of Designation.

(b) Remaining Assets. Upon a Liquidity Event, after the holders of Series A Stock, Series A-1 Stock and Series A-2 Stock shall have been paid in full their full preferential amount to which they are entitled, the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Junior Stock then outstanding.

(c) Fractional Shares. The Liquidation Preference with respect to each outstanding fractional share of Series A-2 Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series A-2 Stock.

(d) Waiver of Liquidity Event. Notwithstanding the foregoing, the treatment of any transaction as a Liquidity Event under Section 5(a) may be waived by the vote or written consent of the holders of a majority of the outstanding shares of Series A-2 Stock; provided further that the forgoing proviso shall not be used by any holder of Series A-2 Stock to force a “rollover” of such holders’ shares, except if such “rollover” is permitted by the purchaser of the Corporation in such Sale of the Corporation transaction.

(e) Valuation of Consideration. In the event of a Liquidity Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors as set forth in the definitive agreements governing such Liquidity Event.

Section 6. Conversion. The rights of the holders of shares of the Series A-2 Stock and of the Corporation to convert such shares into shares of Class A Common Stock, and the terms and conditions of such conversion, shall be as follows:

(a) Right to Convert.

(1) Each share of Series A-2 Stock shall be convertible (A) at the option of the holder thereof, at any time after the Original Issue Date or (B) automatically upon (x) an IPO or (y) the election by written consent of the holders of at least a majority of the outstanding shares of Series A-2 Stock, in each case, into that number of fully paid and nonassessable shares of Class A Common Stock determined in accordance with the provisions of Section 6(b) or (c). In connection with the conversion of shares of the Series A-2 Stock into shares of Class A Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and in the case of a conversion at the election of the holder, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for the Class A Common Stock to be issued, and the number of shares of Series A-2 Stock being converted.

(2) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A-2 Stock for conversion at the office of the Corporation, issue to each holder of such shares, a certificate or certificates evidencing the number of shares of Class A Common Stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A-2 Stock that are not converted. Such conversion shall be deemed to have been made immediately prior to the Close of Business on the date of such surrender of the shares of Series A-2 Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Class A Common Stock.

(b) Optional Conversion of Series A-2 Stock by Holder.

(1) Each share of Series A-2 Stock (including, for the avoidance of doubt, fractional shares of Series A-2 Stock) shall be convertible at anytime after the Original Issue Date, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series A-2 Stock being converted plus, upon the written consent of the holder, any accrued but unpaid dividends payable pursuant to Section 4 divided by (y) the Conversion Price as of the time of the conversion.

(2) Except as otherwise determined by the Corporation, no fractional shares of Class A Common Stock shall be issued upon conversion of the Series A-2 Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-2 Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall either issue such fractional shares or, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of each share of Series A-2 Stock as reasonably determined by the Board of Directors on the date of conversion.

(3) If a conversion of Series A-2 Stock is to be made in connection with an Extraordinary Transaction, Liquidity Event or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A-2 Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such Extraordinary Transaction, Liquidity Event or similar transaction has been consummated. Any shares of Series A-2 Stock not so converted shall be returned to the holder as Series A-2 Stock.

(c) Mandatory Conversion of Series A-2 Stock.

(1) Automatically upon the earlier of (A) an IPO or (y) the election by written consent of the holders of at least a majority of the outstanding shares of Series A-2 Stock all of the then outstanding shares of Series A-2 Stock shall convert into the number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series A-2 Stock being converted plus, upon the written consent of the holder thereof, any accrued but unpaid dividends payable pursuant to Section 4 divided by (y) the Conversion Price as of the time of the conversion.

(2) No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A-2 Stock, except as otherwise determined by the Corporation. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-2 Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall either issue such fractional shares or, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of each share of Series A-2 Stock as reasonably determined by the Board of Directors on the date of conversion.

(3) If a conversion of Series A-2 Stock is to be made in connection with an Extraordinary Transaction, a Liquidity Event or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A-2 Stock may, at the election of the holder thereof; be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such Extraordinary Transaction, Liquidity Event or other transaction has been consummated. Any shares of Series A- 2 Stock not so converted shall be returned to the holder as Series A-2 Stock.

(d) Conversion Price. The conversion price per share for the Series A-2 Stock shall initially be equal to $18,890.95 (the “Conversion Price”) and shall be subject to adjustment from time to time as provided in this Section 6.

(e) Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue.

(f) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(e) above), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CPl * (A+ B) + (A+ C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of convertible securities (including the Series A-2 Stock and all the Preferred Stock) outstanding (assuming exercise of any outstanding options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPI); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(g) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of the Common Stock, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this Section 6(g) shall become effective at the Close of Business on the date the subdivision or combination referred to herein becomes effective.

(h) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the capital stock (other than a change in par value) share exchange, restructuring or the consolidation or merger of the Corporation with or into another Person in which the Series A-2 Stock remains outstanding (collectively referred to hereinafter as “Extraordinary Transactions”), the holders of the Series A-2 Stock shall thereafter be entitled to receive; and provision shall be made therefor in any agreement relating to an Extraordinary Transaction, upon conversion of the Series A-2 Stock, the kind and number of shares of Class A Common Stock or other securities or property (including cash) of the Corporation, or some other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Class A Common Stock which the Series A-2 Stock entitled the holder thereof to convert to immediately prior to such Extraordinary Transaction would have been entitled to receive with respect to such Extraordinary Transaction; in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A-2 Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A-2 Stock. The provisions of this Section 6(h) shall similarly apply to successive Extraordinary Transactions.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Class A Common Stock or other securities issuable upon conversion of Series A-2 Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with this Certificate of Designation and prepare a certificate showing such adjustment or readjustment.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Series A-2 Stock, such number of shares of Class A Common Stock or other securities of the Corporation, if applicable, as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series A- 2 Stock, and if at any time the number of authorized but unissued shares of Class A Common Stock or other securities of the Corporation, if applicable, shall not be sufficient to effect the conversion of all then outstanding shares of Series A-2 Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or such other securities to such number of shares as shall be sufficient for such purpose.

(k) Payment of Transfer Taxes. The Corporation shall pay all stock transfer, documentary, and stamp taxes and (which, for the absence of doubt, shall not include any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Class A Common Stock or other securities or property upon conversion of shares of Series A-2 Stock; provided that the Corporation shall not pay any taxes or other governmental charges imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock or other securities in a name other than that in which the shares of Series A-2 Stock so converted were registered.

Section 7. Voting Rights.

(a) General. Each holder of Series A-2 Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock on an as-converted basis, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Stock, Series A-1 Stock and Series A-2 Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Series A-2 Stock. On all matters put to a vote to the holders of Common Stock, each holder of shares of Series A-2 Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Series A-2 Stock could be converted pursuant to the provisions of Section 6 at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(c) Election of Series A-2 Directors. For so long as at least fifty percent (50%) of the shares of Series A-2 Stock issued pursuant to the Series A-2 Stock Purchase Agreement remain outstanding, in addition to participating in the general election of directors pursuant to Sections 7(a) and 7(b), the holders of record of the majority of the issued and outstanding shares of Series A-2 Stock (the “Series A-2 Majority Holders”), exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A-2 Directors”). Any Series A-2 Director elected as provided in the preceding sentence may be removed with or without cause by, and only by, the affirmative vote of the Series A-2 Majority Holders, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. If the Series A-2 Majority Holders fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 7(c). then any directorship not so filled shall remain vacant until such time as the Series A-2 Majority Holders elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than the Series A-2 Majority Holders. At any meeting held for the purpose of electing a Series A-2 Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series A-2 Stock shall constitute a quorum for the purpose of electing such director. Any committee of the Board of Directors of the Corporation shall include at least one Series A-2 Director. It is acknowledged and agreed that if the Corporation elects to increase the size of the board of directors to more than seven (7) directors, then the Series A-2 Majority Holders shall have the right to appoint an additional number of directors equal to the whole number (ignoring any fraction) obtained by the following calculation: (a) 2 divided by 7 multiplied by (b) the increased number directors seats approved by the Corporation, minus (c) 2.

(d) Series A-2 Stock Protective Provisions. Subject to the last paragraph of this clause (d), for so long as at least fifty percent (50%) of the shares of Series A-2 Stock issued pursuant to the Series A-2 Stock Purchase Agreement remain outstanding, the Corporation shall not, either directly or indirectly by an amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law, the Certificate of Incorporation, this Certificate of Designation, the Series A Certificate of Designation, or the Series A-1 Certificate of Designation) the written consent or affirmative vote of the Series A-2 Majority Holders (which shall not be unreasonably withheld or conditioned), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no further force or effect:

(1) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Extraordinary Transaction, or authorize or consent to any of the foregoing;

(2) amend, alter or repeal any provision of this Certificate of Designation, the Certificate of Incorporation or the Bylaws in a manner that disproportionally and adversely affects the powers, preferences or rights of a holder or the holders of Series A-2 Stock;

(3) reclassify, alter or amend any existing shares of the Corporation issued and outstanding on the date of the Series A-2 Stock Purchase Agreement in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption or voting;

(4) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any Common Stock of the Corporation issued and outstanding on the date of the Series A-2 Stock Purchase Agreement; provided, that this restriction shall not apply to the repurchase of Junior Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase;

(5) incur, or permit any of its majority-owned subsidiaries to incur, indebtedness for borrowed money if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed the higher of$10,000,000 and two times the Company’s consolidated EBITDA for the last fully completed fiscal year, other than trade payables incurred in the ordinary course; or

(6) issue or obligate itself to issue or sell shares of Series A-2 Stock, other than in connection with any preemptive rights of the stockholders of the Corporation.

Notwithstanding anything to the contrary herein, if the Corporation desires to take any of the actions that are subject to the protective provisions set forth in this clause (d), the Corporation shall send a written request for approval of such action to the holders of Series A-2 Stock. If the Series A-2 Majority Holders do not provide a response or approval within ten (10) Business Days of the Corporation’s written request, the Corporation shall send a second written request to the Series A- 2 Stock holders. If the Series A-2 Majority Holders fail to provide a response or approval to the Company within ten (10) Business Days of the Company’s delivery of the second request, then the consent of the Series A-2 Majority Holders shall no longer be required with respect to that action.

Section 8. Waiver of Rights. Except as otherwise set forth in this Certificate of Designation, any of the rights, powers, preferences and other terms of the Series A-2 Stock set forth herein may be waived (either prospectively or retrospectively) on behalf of all holders of Series A-2 Stock and with respect to all shares of Series A-2 Stock by the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A-2 Stock, voting together as a single class on an as-converted basis.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A-2 Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of the Series A-2 Stock shall be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.

Section 11. Tax Withholding. The Corporation shall be entitled to deduct and withhold from amounts paid or distributed with respect to the Series A-2 Stock such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any other applicable tax law, with the making of such payment The Corporation shall timely remit to the appropriate taxing authority any and all amounts so deducted or withheld. Notwithstanding the foregoing, the Corporation acknowledges that is will not be required to deduct and withhold, and shall not deduct and withhold, any amount from any payment to the extent that, prior to making such payment, the Corporation has received appropriate documentation establishing an exemption from such withholding tax in the manner required by applicable tax law (which, as of the date hereof, in the case of U.S. federal withholding taxes with respect to a holder that is a U.S. person, shall consist of a properly completed U.S. Internal Revenue Service Form W-9 establishing such exemption) from the holder of the Series A-2 Stock.

Section 12. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 13. Other Rights. The shares of Series A-2 Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or in the Series A-2 Stock Purchase Agreement or as provided by applicable law and regulation.

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IN WITNESS WHEREOF, the Corporation has caused this Series A-2 Convertible Preferred Stock Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this 23rd day of April, 2024.

NEWSMAX, INC.

By:	/s/ Christopher Ruddy
	Name:	Christopher Ruddy
	Title:	Chief Executive Officer